As filed with the Securities and Exchange Commission on January 24, 2012

Registration No. 333-178437

 U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

WEST TEXAS RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	99-0365272 (I.R.S. Employer Identification No.)

5729 Lebanon Road, Suite 144
Frisco, Texas  75034
(972) 712-1039
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________________________

Stephen E. Jones 5729 Lebanon Road, Suite 144 Frisco, Texas 75034 (972) 712-1039 (Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________

Copies to:
Daniel K. Donahue, Esq. Greenberg Traurig, LLP 3161 Michelson, Suite 1000 Irvine, CA 92612 (949) 732-6500
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Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
_______________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2) (3)
Common Stock, $.001 par value per share	762,000 shares	$1.00	$762,000	$87.32

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3)	Previously paid.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 24, 2012

PROSPECTUS

762,000 Shares

WEST TEXAS RESOURCES, INC.

Common Stock

This prospectus relates to shares of common stock of West Texas Resources, Inc. that may be offered for sale for the account of the selling stockholders identified in this prospectus.  The selling stockholders will offer and sell the shares of our common stock at the price of $1.00 per share.  If and when our common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling stockholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is not listed for trading on any stock exchange or stock market.  Following the effectiveness of the registration statement, which this prospectus is part of, we will apply to list our common shares for quotation on the OTC Bulletin Board.  There can be no assurance, however, that we will be able to list our shares on the OTC Bulletin Board or anywhere else.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
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The shares of common stock offered under this prospectus involve a high degree of risk.  See “Risk Factors” beginning at page  3.
_______________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.
_______________________

The date of this prospectus is ___________, 2012

TABLE OF CONTENTS

Summary	1	Proposed Business	16
Risk Factors	3	Management	22
Cautionary Statement Concerning		Principal Stockholders	24
Forward-Looking Information	8	Description of Securities	25
Selling Stockholders	9	Legal Matters	26
Plan of Distribution	11	Experts	26
Market for Common Equity and		Available Information	26
Related Stockholder Matters	13	Index to Financial Statements	F-1
Management’s Discussion and Analysis of Financial Condition and Results of Operations	14

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our company that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus.  Information contained in this prospectus or in our public reports may become stale.  You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “West Texas Resources,” the “company,” “we,” “us,” and “our” refer to West Texas Resources, Inc., a Nevada corporation.

SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Company

West Texas Resources, Inc. (the “company” or “we”) was incorporated under the laws of Nevada on December 9, 2010.  The company was formed for the purpose of oil and gas exploration and development in North America.  From inception to date, our activities have focused on the raising of capital and the investigation of oil and gas properties.  As of the date of this prospectus, we have incurred no revenue from our oil and gas exploration and development activities.  In September 2011, we acquired our initial property consisting of a 31.25% working interest in an exploratory oil and gas drilling prospect covering 120 acres in Eastland County, Texas.  The operator of the Eastland County prospect is West Texas Royalties, Inc., of Plainview, Texas, an unaffiliated third party.  The Eastland County prospect includes two exploratory wells that had been operating at a minimum level required to maintain the lease rights. Prior to acquiring our interest in the Eastland County prospect, we engaged a private oil and gas geological consultant to review on our behalf the geological and geophysical data and analysis assembled by the operator. In addition, the operator obtained a title report on the Eastland County prospect and retained counsel to review title documents and leasehold agreements covering the real property and mineral rights.

Subject to our receipt of additional capital, we intend to pursue the acquisition of additional equity interests in oil and gas properties to be thereafter exploited by us in conjunction with other oil and gas producers.  As of the date of this prospectus, we have no understandings or agreements in place concerning our acquisition of an interest in any other properties.

In August 2011, we acquired a water trailer for use in oil and gas drilling sites.   Our purchase price was $35,759.  In October 2011, we  placed the trailer into service pursuant to a lease arrangement with an unaffiliated third party.  The lease agreement requires the lessee to pay us $2,500 per month plus 10% of the revenue collected by the lessee from its use or sublease of the trailer. The lease agreement is for a term of two years.  To date, we have received a total of $14,305 in revenue from our water trailer.  Subject to the availability of additional capital in excess of our commitments and budgets for oil and gas exploration and development, we intend to acquire up to nine additional water trailers.  However, we do not expect that water hauling services will be a major part of our operations and we intend to prioritize our available capital and other resources in favor of oil and gas exploration.

Our executive offices are located at 5729 Lebanon Road, Suite 144, Frisco, Texas 75034.  Our phone number is (972) 712-1039.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus.  The selling stockholders will offer and sell the shares of our common stock at the price of $1.00 per share.  If and when our common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling stockholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.  Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

Summary Financial Information

The following summary financial data for the fiscal year ended September 30, 2011 is derived from our audited financial statements. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 14 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:	From Inception (December 9, 2010) through September 30, 2011

Revenue	$-0-
Net Loss	$(82,047)

Balance Sheet Data:	September 30, 2011

Working capital	$169,346
Total assets	$223,855
Total liabilities	$-0-
Shareholders’ equity	$223,855

RISK FACTORS

You should carefully consider the following risk factors before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

We are a development stage company and have limited assets and insignificant revenues.  We were only recently formed and have no revenues to date from our oil and gas operations.  In August 2011, we acquired a water trailer for use in oil and gas drilling sites, and we  placed the trailer into service pursuant to a lease arrangement with an unaffiliated third party in October 2011. As of the date of this prospectus, we have received a total of $14,305 in revenue from our water trailer.   Since our formation, we have focused on raising our initial capital and, to date, we have raised $240,500 through our sale of 962,000 common shares at $0.25 per share.  In September 2011, we acquired our initial oil and gas property consisting of a 31.25% working interest in an exploratory oil and gas drilling prospect covering 120 acres in Eastland County, Texas, however we have not acquired or developed any additional assets or operations. We are in the development stage and are subject to all risks inherent in a new venture. The likelihood of our success must be considered in light of problems, expenses, complications and delays frequently encountered in connection with the development of a new business.  We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital.  The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital.  As of September 30, 2011, we had total assets of $223,855, including working capital of $169,346.  We believe that our ability to achieve commercial success and our continued growth will be dependent on our ability to access capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing or cash generated from oil and gas operations.   In order to fund our further participation in the Eastland County prospect based on the operator’s current expectations and assuming the full development of the prospect, we estimate we will need approximately $1,000,000 of additional capital over the next 12 to 18 months.  If we are unable to fund our current 31.25% working interest in the further development of the Eastland County prospect, we will be forced to accept a reduced interest in any production resulting from the further development of the prospect.   We will seek to obtain additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing.  However, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital and we have no history of generating cash from oil and gas operations.    We may not be able to obtain access   to capital as and when needed and the terms of any available financing may not be subject to commercially reasonable terms.

We were formed for the purpose of conducting the joint development of certain oil and gas properties in North America with oil and gas operators. We intend to pursue prospects in partnership with other oil and gas companies with expertise in the exploration, development and production of oil and gas properties in North America.  As of the date of this prospectus, we have acquired our initial property consisting of a 31.25% working interest in an exploratory oil and gas drilling prospect covering 120 acres in Eastland County, Texas.  Drilling and development of the acreage will be conducted by an unaffiliated third-party. However, we do not have any other agreements in place concerning the acquisition of additional oil and gas properties.

Our management has no prior experience in operating an oil and gas business.  At the present time, we have two employees, our chief executive officer and our chief financial officer, Stephen Jones and John Kerr, respectively, who also serve as the sole members of our board of directors.  Neither Mr. Jones nor Mr. Kerr has any prior experience in the oil and gas business other than as private investors. We intend to expand our management team and board of directors with personnel who have experience in the oil and gas business, however we have no agreements or understandings in place as of the date of this prospectus concerning the appointment of any additional officers or directors.  We do not expect to be able to attract senior management or directors with significant oil and gas experience until such time as we raise significant additional capital.   Until such time, if ever, as we do, the success of our company will be dependent on the decisions and actions undertaken by Mr. Jones and Mr. Kerr.

We have limited management and staff and will be dependent for the foreseeable future upon consultants and partnering arrangements. At the present time, we have two employees, our chief executive officer and our chief financial officer, Stephen Jones and John Kerr, respectively.  We have developed an operating strategy that is based on our participation in exploration prospects in North America as a non-operator for the foreseeable future.  We intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services.  We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing.  As a non-operator working interest owner, we intend to rely on outside operators to drill, produce and market our natural gas and oil.   Our dependence on third party consultants, service providers and operators creates a number of risks, including but not limited to:

●	the possibility that such third parties may not be available to us as and when needed; and

●	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

Shortages or increases in costs of equipment, services and qualified personnel could delay the drilling of exploratory wells and adversely affect our future results of operations and the price of our common stock.   The demand for qualified and experienced personnel to conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages.  Historically, there have been shortages of drilling rigs and other equipment as demand for rigs and equipment has increased along with the number of wells being drilled.  These factors also cause significant increases in costs for equipment, services and personnel.  Higher oil and natural gas prices generally stimulate demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services.  Shortages of field personnel and equipment or price increases could significantly hinder the ability of our operating partners to conduct drilling operations, which could adversely affect our results of operations and stock price.

Our industry is highly competitive which may adversely affect our performance, including our ability to participate in ready to drill prospects. Oil and gas exploration and development companies  operate in a highly competitive environment.  In addition to capital, the principal resources necessary for the exploration and production of oil and natural gas are:

·	leasehold prospects under which oil and natural gas reserves may be discovered;
·	drilling rigs and related equipment to explore for such reserves; and
·	knowledgeable personnel to conduct all phases of oil and natural gas operations.

Numerous large, well-financed firms with large cash reserves are engaged in the acquisition of oil and gas properties in North America.   We and our operating partners will face competition  in acquisitions, development, exploration and production from major oil companies, numerous independents, individual proprietors and others.  We expect competition to be intense for available target oil and gas properties.  Such competition could have a material adverse affect on our financial condition and operating results.  We and our operating partners may not be able to compete successfully against current and future competitors and competitive pressures faced by us may materially adversely affect our business, financial condition, and results of operations.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could delay the anticipated drilling schedule for exploratory wells and adversely affect our future results of operations and stock price.  The drilling and completion of exploratory wells are subject to numerous risks beyond our control or the control of our operating partners, including risks that could delay the proposed drilling schedules and the risk that drilling will not result in commercially viable oil and natural gas production.  Drilling for oil and natural gas can be unprofitable if dry wells are drilled and if productive wells do not produce sufficient revenues to return a profit.  The decisions by us and our operating partners to develop or otherwise exploit certain prospects will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.  The costs of drilling, completing and operating wells are often uncertain before drilling commences.  Overruns in budgeted expenditures are common risks that can make a particular project uneconomical.   Even if an exploratory well is successfully completed, it may not pay out the capital costs spent to drill it.   Drilling and production operations on an exploratory well may be curtailed, delayed or canceled as a result of various factors, including the following:

·	delays imposed by or resulting from compliance with regulatory requirements including permitting;
·	unusual or unexpected geological formations and miscalculations;
·	shortages of or delays in obtaining equipment and qualified personnel;
·	equipment malfunctions, failures or accidents;
·	lack of available gathering facilities or delays in construction of gathering facilities;
·	lack of available capacity on interconnecting transmission pipelines;
·	lack of adequate electrical infrastructure;
·	unexpected operational events and drilling conditions;
·	pipe or cement failures and casing collapses;
·	pressures, fires, blowouts, and explosions;
·	lost or damaged drilling and service tools;
·	loss of drilling fluid circulation;
·	uncontrollable flows of oil, natural gas and natural gas liquids water or drilling fluids;
·	natural disasters;
·	environmental hazards, such as oil, natural gas and natural gas liquids leaks, pipeline ruptures and discharges of toxic gases or fluids;
·	adverse weather conditions such as extreme cold, fires caused by extreme heat or lack of rain, and severe storms or tornadoes;
·	reductions in oil, natural gas and natural gas liquids prices;
·	oil and natural gas property title problems; and
·	market limitations for oil, natural gas and natural gas liquids.

If any of these or other similar industry operating risks occur, we could have substantial losses.  Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

Market conditions for oil and natural gas, and particularly volatility of prices for oil and natural gas, could adversely affect our revenue, cash flows, profitability and growth.  Our project revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and natural gas.  Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.  Lower prices may also make it uneconomical for  our operating partners  to commence or continue production levels of natural gas and crude oil.  Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of other factors beyond our control or the control of our operating partners , including:

·	regional, domestic and foreign supply, and perceptions of supply, of oil, natural gas and natural gas liquids;
·	the price of foreign imports;
·	U.S. and worldwide political and economic conditions;
·	the level of demand, and perceptions of demand, for oil, natural gas and natural gas liquids;
·	weather conditions and seasonal trends;
·	anticipated future prices of oil, natural gas and natural gas liquids, alternative fuels and other commodities;
·	technological advances affecting energy consumption and energy supply;
·	the proximity, capacity, cost and availability of pipeline infrastructure, treating, transportation and refining capacity;
·	acts of force majeure;
·	domestic and foreign governmental regulations and taxation;
·	energy conservation and environmental measures; and
·	the price and availability of alternative fuels.

For oil, from 2007 through 2010, the highest monthly NYMEX settled price was $140.00 per Bbl and the lowest was $41.68 per Bbl. For natural gas, from 2007 through 2010, the highest monthly NYMEX settled price was $13.35 per MMBtu and the lowest was $2.98 per MMBtu.  In addition, the market price of oil and natural gas is generally higher in the winter months than during other months of the year due to increased demand for oil and natural gas for heating purposes during the winter season.

Lower oil and natural gas prices will reduce our revenues and may ultimately reduce the amount of oil and natural gas that is economic to produce from our oil and gas properties.  As a result, our operating partners could determine during periods of low oil and natural gas prices to shut in or curtail production from any operating wells.  In addition, our operating partners could determine during periods of low oil and natural gas prices to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices.  Specifically, our operating partners may abandon any well or property if it reasonably believes that the well or property can no longer produce oil or natural gas in commercially economic quantities.  This could result in termination of our portion of the royalty interest relating to the abandoned well or property.

Investigations of oil and gas properties do not eliminate the risks associated with the selection and the acquisition of such properties. Although we will engage third-party consultants to perform a review of the oil and properties proposed to be acquired, such reviews are subject to uncertainties. It generally is not feasible to review in detail every individual property involved in an acquisition. Even a detailed review of all properties and records may not reveal existing or potential problems; nor will it permit our consultants to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and potential problems, such as mechanical integrity of equipment and environmental conditions that may require significant remedial expenditures, are not necessarily observable even when an inspection is undertaken.

Oil and gas exploration and development is subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations or expose us to significant liabilities.   Our proposed oil and natural gas exploration and production operations are subject to complex and stringent laws and regulations. In order to conduct operations in compliance with these laws and regulations, oil and gas operators must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities.  Substantial costs may be incurred by our operating partners in order to maintain compliance with these existing laws and regulations.  Further, in light of the explosion and fire on the drilling rig Deepwater Horizon in the Gulf of Mexico, as well as recent incidents involving the release of oil and natural gas and fluids as a result of drilling activities in the United States, there has been a variety of regulatory initiatives at the federal and state level to restrict oil and natural gas drilling operations in certain locations.  Any increased regulation or suspension of oil and natural gas exploration and production, or revision or reinterpretation of existing laws and regulations, that arises out of these incidents or otherwise could result in delays and higher operating costs, which will be passed along to us by way of our equity interest in the property.   Such costs or significant delays could have a material adverse effect on our business, financial condition and results of operations.

Laws and regulations governing oil and natural gas exploration and production may also affect production levels.  Oil and gas operators are required to comply with federal and state laws and regulations governing conservation matters, including provisions related to the unitization or pooling of the oil, natural gas and natural gas liquids properties; the establishment of maximum rates of production from wells; the spacing of wells; and the plugging and abandonment of wells.  These and other laws and regulations can limit the amount of oil and natural gas operators can produce from their wells, limit the number of wells they can drill, or limit the locations at which they can conduct drilling operations, which in turn could negatively impact our business, financial condition and results of operations.

New laws or regulations, or changes to existing laws or regulations may unfavorably impact our proposed operations, could result in increased operating costs and have a material adverse effect on our financial condition and results of operations. For example, Congress is currently considering legislation that, if adopted in its proposed form, would subject companies involved in oil and natural exploration and production activities to, among other items, additional regulation of and restrictions on hydraulic fracturing of wells, the elimination of most U.S. federal tax incentives and deductions available to oil and natural gas exploration and production activities, and the prohibition or additional regulation of private energy commodity derivative and hedging activities.

These and other potential regulations could increase operating costs, reduce revenue, delay proposed operations, increase direct and third party post production costs associated with the oil and gas properties or otherwise alter the proposed operations of oil and gas properties in which we hold an equity interest, which could have a material adverse effect on our financial condition, results of operations and stock price.

Oil and gas operations are subject to environmental laws and regulations that could adversely affect the cost, manner or feasibility of conducting operations or result in significant costs and liabilities.  Oil and natural gas exploration and production operations are subject to stringent and comprehensive federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.  These laws and regulations may impose numerous obligations that are applicable to the operation of the properties in which we hold an interest including the acquisition of a permit before conducting drilling; water withdrawal or waste disposal activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and the imposition of substantial liabilities for pollution resulting from operations.  Numerous governmental authorities, such as the U.S. Environmental Protection Agency ("EPA") and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions.  Failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory or remedial obligations; and the issuance of injunctions limiting or preventing some or all of the proposed operations.

There is inherent risk of incurring significant environmental costs and liabilities in the performance of oil and gas operations due to the handling of petroleum hydrocarbons and wastes, because of air emissions and wastewater discharges related to such operations, and as a result of historical industry operations and waste disposal practices.   Under certain environmental laws and regulations, our operating partner could be subject to joint and several strict liability for the removal or remediation of previously released materials or property contamination regardless of whether our operating partner was responsible for the release or contamination or if the operations were in compliance with all applicable laws at the time those actions were taken.  Private parties, including the owners of properties upon which our operating partners intend to drill wells and facilities where petroleum hydrocarbons or wastes are taken for reclamation or disposal may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for contamination even in the absence of non-compliance, with environmental laws and regulations or for personal injury or property damage.  In addition, the risk of accidental spills or releases could expose our operating partners to significant liabilities.  All of the foregoing costs and liabilities of our operating partners may be passed along to us by way of our equity interest on the subject oil and gas property, which in turn could have a material adverse effect on our financial condition, results of operations and stock price.  Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly construction, drilling, water management, completion, waste handling, storage, transport, disposal or cleanup requirements could require our operating partners to make significant expenditures to attain and maintain compliance.  We would be responsible for our pro rata share of such costs, which may have a material adverse effect on our results of operations, financial condition or stock price.

Climate change laws and regulations restricting emissions of "greenhouse gases" could result in increased operating costs and reduced demand for oil and natural gas while the physical effects of climate change could disrupt production and cause our operating partners  to incur significant costs in preparing for or responding to those effects.   On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases ("GHGs") present a danger to public health and the environment.  These findings allow the agency to adopt and implement regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act.  Accordingly, the EPA has adopted regulations that require a reduction in emissions of GHGs from motor vehicles and also trigger permit review for GHG emissions from certain large stationary sources.  The EPA's rules relating to emissions of GHGs from large stationary sources of emissions are currently subject to a number of political and legal challenges, but the federal courts have thus far declined to issue any injunctions to prevent EPA from implementing, or requiring state environmental agencies to implement, the rules.  In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States, beginning in 2011 for emissions occurring in 2010.  On November 30, 2010, the EPA published a final rule that expands its October 2009 final rule on reporting of GHG emissions to require certain owners and operators of onshore oil and natural gas production to monitor greenhouse gas emissions beginning in 2011 and to report those emissions beginning in 2012.  Both houses of Congress have from time to time considered legislation to reduce emissions of GHGs and almost one-half of the states, either individually or through multi-state regional initiatives, already have begun implementing legal measures to reduce emissions of GHGs.   The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from the equipment and operations of our operating partners could require our operating partners to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for the oil and natural gas.  All of the foregoing costs and liabilities of our operating partners may be passed along to us by way of our equity interest on the subject oil and gas property, which in turn could have a material adverse effect on our financial condition, results of operations and stock price.   Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth's atmosphere may produce climate change that could have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our assets and operations.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as adversely affect our results of operations, financial condition or stock price.    Our operating partners may from time to time engage in an production technique known as hydraulic fracturing, an important and common practice used to stimulate production of hydrocarbons from tight formations, such as shales.   The process involves the injection of water or other liquids, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production.  The process is typically regulated by state oil and gas commissions.  However, the EPA recently asserted federal regulatory authority over certain hydraulic fracturing practices.  At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with initial results of the study anticipated to be available by late 2012 and final results by 2014.  Also, legislation has been introduced into Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process.  In addition, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances.  For instance, in June 2011, Texas adopted a law that requires disclosure to the Railroad Commission of Texas of the additives and other chemicals contained in hydraulic fracturing fluids used in the state, subject to certain trade secret protections.  If new laws or regulations that significantly restrict or regulate hydraulic fracturing are adopted, such legal requirements could make it more difficult or costly for our operating partners to perform fracturing to stimulate production from our oil an gas interests and thereby affect the determination of whether a well is commercially viable.  Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas our operating partners are ultimately able to produce in commercial quantities from our oil an gas interests.

Hydraulic fracturing operations may result environmental contamination and other operational risks that could subject us to significant costs, liabilities and loss of investment.   Hydraulic fracturing is a process that involves the injection of water or other liquids, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production.  The process involves the risk that liquids and chemicals injected into the well may migrate into and contaminate water aquifers and wells or surrounding land.  The process also involves the risk that water and liquids that are retrieved from the fractured well may be improperly disposed of, thus creating another potential for water or ground contamination.  Our operating partners face the possibility of significant costs and  liabilities in the event of any environmental contamination resulting from the hydraulic fracturing of wells in which we have an interest, in which event we may become liable for our pro rata share of such costs and liabilities.  Also, even in the absence of any actual contamination, we can face significant costs if the operator is required to defend any lawsuits or investigations that allege contamination.  Finally, any actual or alleged environmental contamination resulting from a drilling operation on an oil and gas property in which we have an interest can lead to the suspension or abandonment of that property and the loss of our entire investment in such property.

No Dividends.  We do not expect to pay cash dividends on our common stock in the foreseeable future.

There is no public trading market for our stock.  Prior to this offering, there has been no public trading market for our common stock.  While we intend to pursue the listing of our common shares for quotation on the OTCBB, there can be no assurance that we will be able to do so or that a market for our shares will develop.

The offering of up to 762,000 shares of our common stock by selling stockholders could depress our common stock price. Certain of our stockholders are offering pursuant to this prospectus up to 762,000 shares of our common stock in a secondary offering.  In the event we are able to list our common shares for quotation on the OTC Bulletin Board, sales of a substantial number of shares of our common stock in the public market could adversely affect our ability to develop a market for our common shares or our ability to develop a market price of our common stock and make it more difficult for us to sell equity securities at times and prices that we determine to be appropriate.

Our common stock may be considered to be a “penny stock” and, as such, any the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.  To the extent the price of our common stock remains below $5.00 per share or we have a net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC.  Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000).  For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale.  Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely the affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements.  In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing.  We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance.  You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms.  In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 3.  These and other factors may cause our actual results to differ materially from any forward-looking statement.  Forward-looking statements are only predictions.  The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 762,000 shares of our common stock, held by the stockholders named in the table below. The common shares represent securities sold by us in a private placement conducted in 2011, as described below.

None of the selling stockholders has held a position as an officer or director of the company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. Except as otherwise indicated in the footnotes to the table, the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.  All information with respect to share ownership has been furnished by the selling stockholders.  The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.

From January 2011 through September 2011, we conducted the private placement sale of 962,000 shares of our common stock at the offering price of $0.25 per share.  The following table sets forth certain information known to us as of the date of this prospectus and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by the selling stockholders who participated in the private placement mentioned above. The share amounts under the columns “Shares Beneficially Owned Before the Offering” and “Maximum Number of Shares Offered” consist of the shares of our common stock sold by us in the private placement described above, with the exception of 200,000 common share purchased by certain affiliates of the company who agreed to withhold their shares from this registration.  The share amounts under the columns “Shares Beneficially Owned after the Offering” assume all of the offered shares are sold pursuant to this prospectus.

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	%	Offered	Number	%
Jan Cecille Anderson	200,000	1.5%	100,000	100,000	*
Dennis McCarter	55,000	*	5,000	50,000	*
Vincent McGuire	104,000	*	4,000	100,000	*
Lowell Brumley	132,000	1.0%	32,000	100,000	*
John Freeze	24,000	*	4,000	20,000	*
Wayne Hamersly	120,000	*	100,000	20,000	*
Terry Niedecken	2,000	*	2,000	-0-	-0-
La Dolce Vita Trust(2)	400	*	400	-0-	-0-
Jerry Monday Family Trust(3)	1,000	*	1,000	-0-	-0-
Stevan J. Shipp	1,000	*	1,000	-0-	-0-
David Marion Mettauer	400	*	400	-0-	-0-
Timothy J. & Tanya R. Boyd	1,000	*	1,000	-0-	-0-
Nicholas Smith	400	*	400	-0-	-0-
Brett Ussery	1,000	*	1,000	-0-	-0-
Richard L. Faulk	8,000	*	8,000	-0-	-0-
Jon Unger	4,000	*	4,000	-0-	-0-
Michael J. Thompson LLC(4)	2,000	*	2,000	-0-	-0-
Ginger Barnes	6,000	*	6,000	-0-	-0-
Pamela Vee Plimpton	400	*	400	-0-	-0-
Fred Wills	1,000	*	1,000	-0-	-0-
Bobby J. Culpepper	1,000	*	1,000	-0-	-0-
Mark L. Ussery	1,000	*	1,000	-0-	-0-
V. Brooks Abbott	1,000	*	1,000	-0-	-0-
Lane Clissold	4,000	*	4,000	-0-	-0-
Peter Varselona, Jr.	2,000	*	2,000	-0-	-0-
Mark E. Swan	1,000	*	1,000	-0-	-0-
James R. Price	1,000	*	1,000	-0-	-0-
Joe A. Lindsey	1,000	*	1,000	-0-	-0-
Carolyn V. Allen Rev. Trust(5)	12,000	*	12,000	-0-	-0-
Jeb Swan	1,000	*	1,000	-0-	-0-
Pinnacle Investment, LLC(6)	1,000	*	1,000	-0-	-0-
Northside Capital Corp.(7)	1,000	*	1,000	-0-	-0-

Virginia Anne Wheeler	4,000	*	4,000	-0-	-0-
G. Monique Saia	2,000	*	2,000	-0-	-0-
Dorcas Gail Garrett	20,000	*	20,000	-0-	-0-
James Anthony Stock	1,000	*	1,000	-0-	-0-
Imran F. Kaiser	1,000	*	1,000	-0-	-0-
Lisa Cooper	2,000	*	2,000	-0-	-0-
Danna Lovelace & Jerry Lovelace	10,000	*	10,000	-0-	-0-
C.F. Pofahl	400	*	400	-0-	-0-
James R. Phillips, Jr.	1,000	*	1,000	-0-	-0-
Larry M. Mallory	1,000	*	1,000	-0-	-0-
David Langley	2,000	*	2,000	-0-	-0-
Jim Hogue	1,000	*	1,000	-0-	-0-
Scott & Joell Hamersley JTWROS.(8)	200,000	1.5%	200,000	-0-	-0-
John Kranz	2,000	*	2,000	-0-	-0-
James L. Rogers	1,000	*	1,000	-0-	-0-
Doyle Pennington	1,000	*	1,000	-0-	-0-
Elton R. Storment Trust(9)	100,000	*	100,000	-0-	-0-
Diane Pham	10,000	*	10,000	-0-	-0-
Thomas J. Neja	1,000	*	1,000	-0-	-0-
Thomas W. Maher	1,000	*	1,000	-0-	-0-
Stephen L. Fischer	100,000	*	100,000	-0-	-0-
_______________________________
*      Less than 1%.

(1)           Assumes that all securities offered are sold.
(2)           The selling stockholder indicated to us that Jerome Albert Grisaffi, Trustee of the La Dolce Vita Trust, has voting and investment power over the shares it is offering for resale.
(3)           The selling stockholder indicated to us that Jerry Monday, Trustee of the Jerry Monday Family Trust, has voting and investment power over the shares it is offering for resale.
(4)           The selling stockholder indicated to us that Michael Thompson, Manager of Michael J. Thompson LLC, has voting and investment power over the shares it is offering for resale.
(5)           The selling stockholder indicated to us that Carolyn Allen, Trustee of the Carolyn V. Allen Rev. Trust, has voting and investment power over the shares it is offering for resale.
(6)           The selling stockholder indicated to us that Shawn Langley, Manager of Pinnacle Investment, LLC, has voting and investment power over the shares it is offering for resale.
(7)           The selling stockholder indicated to us that Shawn Langley, President of Northside Capital Corp., has voting and investment power over the shares it is offering for resale.
(8)           The selling stockholder identified itself to us as an affiliate of a broker-dealer.  it has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(9)           The selling stockholder indicated to us that Elton Storment, Trustee of the Elton R. Storment Trust, has voting and investment power over the shares it is offering for resale.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The selling stockholders will offer and sell the shares of our common stock at the price of $1.00 per share.  If and when our common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling stockholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.  The selling stockholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	short sales;

·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed for trading on any stock exchange or stock market.  Following the effectiveness of the registration statement, which this prospectus is part of, we will apply to list our common shares for quotation on the OTC Bulletin Board.  There can be no assurance, however, that we will be able to list our shares on the OTC Bulletin Board or anywhere else.

Holders of Record

As of the date of this prospectus, there were 119 record holders of our common stock.

Dividends

We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

Equity Compensation Plan Information

We have adopted the West Texas Resources, Inc. 2011 Stock Incentive Plan providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted and unrestricted share grants.  We have reserved 3,000,000 shares of our common stock under the plan.  All officers, directors, employees and consultants to our company are eligible to participate under the plan.  The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company.

The following table sets forth certain information as of September 30, 2011 about our stock plans under which our equity securities are authorized for issuance.

(c)
Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans
	Outstanding	Outstanding	(Excluding Securities
Plan Category	Options	Options	Reflected In Column (a))
Equity compensation plans approved by security holders	400,00	$0.25	2,600,000
Equity compensation plans not approved by security holders	—	—	—
Total	400,000	$0.25	2,600,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

On December 9, 2010, we were formed under the laws of Nevada as a wholly-owned subsidiary of Russian Resources Energy, Inc., a Texas corporation (“Russian Resources”), and then spun off to the stockholders of Russian Resources on the same date.  Pursuant to the spin-off, each stockholder of Russian Resource as of December 9, 2010 received one share of our common stock for each share of common stock of Russian Resources held by such stockholder.  Russian Resources no longer has any ownership of our capital stock and has no affiliation or relationship with us, except that we and Russian Resources share, to a limited degree, common stockholders.

We were formed for the purpose of oil and gas exploration and development in North America.  From inception to date, our activities have focused on the raising of capital and the investigation of oil and gas properties.  As of the date of this prospectus, we have incurred no revenue from oil and gas exploration, however we have received revenue from our lease of a water trailer.  In August 2011, we acquired a water trailer for use in hauling water to and from oil and gas drilling sites.   Our purchase price was $35,759.  In October 2011, we  placed the trailer into service pursuant to a lease arrangement with an unaffiliated third party.  The lease agreement requires the lessee to pay us $2,500 per month plus 10% of the revenue collected by the lessee from its use or sublease of the trailer. The lease agreement is for a term of two years.  To date, we have received a total of $14,305 in revenue from our water trailer.  Subject to the availability of additional capital in excess of our commitments and budgets for oil and gas exploration and development, we intend to acquire up to nine additional water trailers.  However, we do not expect that water hauling services will be a major part of our operations and we intend to prioritize our available capital and other resources in favor of oil and gas exploration.

In September 2011, we acquired our initial property consisting of a 31.25% working interest in an exploratory oil and gas drilling prospect covering 120 acres in Eastland County, Texas.   The operator of the Eastland County prospect is West Texas Royalties, Inc., of Plainview, Texas, an unaffiliated third party.  The Eastland County prospect includes two exploratory wells, known as Rutherford #1 and C.M. Knott #1, that had been operating at a minimum level required to maintain the lease rights.  In October 2011, the operator reentered the Rutherford #1 well and conducted drilling and casing activities, which were completed in November 2011.  In January 2012, GasFrac, Inc., of Kilgore, Texas, conducted the fracture stimulation of the Rutherford #1 and the operator is presently evaluating the results.

Subject to our receipt of additional capital, we intend to pursue the acquisition of additional equity interests in oil and gas properties to be thereafter exploited by us in conjunction with other oil and gas producers.  As of the date of this prospectus, we have no understandings or agreements in place concerning our acquisition of an interest in any other properties.

Plan of Operations

As more fully described below, and subject to our receipt of additional capital, our plan of operations over the next 12 months is to continue our participation in the Eastland County prospect and pursue the acquisition of additional oil and natural gas interests in North America.

As noted above, the operator of the Eastland County prospect, West Texas Royalties, is currently evaluating the results of the facture stimulation of the Rutherford #1 well.  If the evaluation of the Rutherford #1 is positive, the operator intends to reenter the C.M. Knott #1 within two to three months and conduct drilling and casing in preparation for its facture stimulation.  The operator expects to engage GasFrac, Inc. to conduct any fracture stimulation of the C.M. Knott #1.  Based on positive results of the Rutherford #1 and C.M. Knott #1 fracture stimulations, the operator expects to drill two to four new wells on the prospect, with such drilling to commence within six to 12 months of the positive evaluation of the C.M. Knott #1.  West Texas Royalties estimates that our share of the cost in reentering and fracture stimulating C.M. Knott #1 will be approximately $125,000 and that our share of the cost in drilling additional new wells will be approximately $220,000 per well.

At the present time, we have two employees, our chief executive officer and chief financial officer, Stephen Jones and John Kerr, respectively, neither of whom has any experience in the oil and gas exploration and development business other than as private investors. Subject to our receipt of significant additional capital, we intend to hire senior management and staff with experience in oil and gas exploration.  Until such time, we intend to pursue an operating strategy that is based on our participation in exploration prospects as a non-operator.  Based on that strategy, our plan of operations over the next 12 months is to pursue the acquisition of oil and natural gas interests in partnership with other companies with exploration, development and production expertise.  We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing.  Pursuant to this strategy, we intend to engage and rely on third party geologists and geophysicists, among others, to review the available data concerning each potential acquisition.  In each case, we expect that the operator of the prospect will assemble the appropriate data and conduct the appropriate studies and that our consultants will conduct an independent review of the operator’s data and studies for purposes of advising us of the merits of each potential acquisition.

The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital.  Therefore, a principal part of our plan of operations is to acquire the additional capital required to finance the acquisition of such properties and our share of the development costs.  As explained under “Financial Condition” below, we will seek  additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing.

Financial Condition

As of September 30, 2011, we had total assets of $223,855 and working capital of $169,346.   As noted above, we believe that we may need up to $1,000,000 of additional capital in order to fund our continued participation in the Eastland County prospect, assuming the operator decides to reenter and fracture stimulate the C.M. Knott #1 and drill four new wells.  As of the date of this prospectus, we have sufficient capital to fund our foreseeable obligations on the Rutherford #1 well, however we do not have sufficient capital to fund our interest in the further exploration or development of the Eastland County prospect.  If we are unable to fund our current 31.25% working interest in the further development of the Eastland County prospect, we will be forced to accept a reduced interest in any production resulting from the further development of the prospect.

Subject to the availability of additional capital in excess of our commitments and budgets for oil and gas exploration and development, we intend to acquire up to nine additional water trailers, at an expected cost of approximately $36,000 per trailer.  However, we do not expect that water hauling services will be a major part of our operations and we intend to prioritize our available capital and other resources in favor of oil and gas exploration.

Our ability to fund our continued participation in the Eastland County prospect and otherwise achieve commercial success is dependent on our ability to obtain additional capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing or cash generated from oil and gas operations. We will seek to obtain additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing.  However, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital and we have no history of generating cash from oil and gas operations.    We may not be able to obtain access to capital as and when needed and, if so, the terms of any available financing may not be subject to commercially reasonable terms.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

PROPOSED BUSINESS

General

We were formed for the purpose of oil and gas exploration and development in North America.  We intend to pursue prospects in partnership with other companies with exploration, development and production expertise.   In September 2011, we acquired our initial property consisting of a 31.25% working interest in an exploratory oil and gas drilling prospect covering 120 acres in Eastland County, Texas.  The Eastland County prospect includes two exploratory wells that had been operating at a minimum level required to maintain the lease rights.  Subject to our receipt of additional capital, we intend to pursue the acquisition of additional equity interests in oil and gas properties to be thereafter exploited by us in conjunction with other oil and gas producers.  As of the date of this prospectus, we have no understandings or agreements in place concerning our acquisition of an interest in any other properties.  As of the date of this prospectus, we have no revenues from our oil and gas operations.

We also intend to engage, to a limited degree, in oil field related water hauling.   Water hauling is an essential element of oil and gas exploration and production.  Certain drilling techniques, such as hydraulic fracturing, require water to be hauled to the drill site and government regulations require that water flowing from a drill site be transported to a licensed disposal site for remediation.   In August 2011, we acquired a water trailer for use in hauling water to and from oil and gas drilling sites.   Our purchase price was $35,759.  In October 2011, we  placed the trailer into service pursuant to a lease arrangement with an unaffiliated third party.  The lease agreement requires the lessee to pay us $2,500 per month plus 10% of the revenue collected by the lessee from its use or sublease of the trailer. The lease agreement is for a term of two years.  To date, we have received a total of $14,305 in revenue from our water trailer.  Subject to the availability of additional capital in excess of our commitments and budgets for oil and gas exploration and development, we intend to acquire up to nine additional water trailers.  However, we do not expect that water hauling services will be a major part of our operations and we intend to prioritize our available capital and other resources in favor of oil and gas exploration.

Our Strategy

Our objective is to become an independent energy company engaged in the acquisition, development and exploitation of oil and gas properties in North America in partnership with oil and gas producers.   We will pursue strategic acquisitions of interests in oil and gas properties, including prospects with proven and unproven reserves, which we believe to have development potential.  We intend to target both new and existing fields and producing wells to be revitalized.

At the present time, we have two employees, our chief executive officer and chief financial officer, Stephen Jones and John Kerr, respectively, neither of whom has any experience in the oil and gas exploration and development business other than as private investors. Subject to our receipt of significant additional capital, we intend to hire senior management and staff with experience in oil and gas exploration and development.  Until such time, we intend to pursue an operating strategy that is based on our participation in exploration prospects as a non-operator.  Based on that strategy, we intend to pursue the acquisition of oil and natural gas interests, in partnership with other companies with exploration, development and production expertise.  We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing.  Pursuant to this strategy, we intend to engage and rely on third party geologists and geophysicists, among others, to review the available data concerning each potential acquisition on our behalf.  In each case, we expect that the operator of the prospect will assemble the appropriate data and conduct the appropriate studies and that our consultants will conduct an independent review of the operator’s data and studies for purposes of advising us of the merits of each potential acquisition.

Oil and Gas Interests

In September 2011, we acquired our initial property consisting of a 31.25% working interest in an exploratory oil and gas drilling prospect covering 120 acres in Eastland County, Texas.   The operator of the Eastland County prospect is West Texas Royalties, Inc., of Plainview, Texas, an unaffiliated third party.  Prior to acquiring our interest in the Eastland County prospect, we engaged a private oil and gas geological consultant to review on our behalf the geological and geophysical data and analysis assembled by the operator. In addition, the operator obtained a title report on the Eastland County prospect and retained counsel to review title documents and leasehold agreements covering the real property and mineral rights.

The Eastland County prospect includes two exploratory wells, known as Rutherford #1 and C.M. Knott #1, that had been operating at a minimum level required to maintain the lease rights.  In October 2011, the operator reentered the Rutherford #1 well and conducted drilling and casing activities, which were completed in November 2011.  In January 2012, GasFrac, Inc., of Kilgore, Texas, conducted the fracture stimulation of the Rutherford #1 and the operator is presently evaluating the results.  If the evaluation of the Rutherford #1 is positive, the operator intends to reenter the C.M. Knott #1 within two to three months and conduct drilling and casing in preparation for its facture stimulation.  The operator expects to engage GasFrac, Inc. to conduct any fracture stimulation of the C.M. Knott #1 .  Based on the results of the Rutherford #1 and C.M. Knott #1 fracture stimulations, the operator expects to drill two to four new wells on the prospect, with such drilling to commence within six to 12 months of the positive evaluation of the C.M. Knott #1.  West Texas Royalties estimates that our share of the cost in reentering and fracture stimulating C.M. Knott #1 will be approximately $125,000 and that our share of the cost in drilling additional new wells will be approximately $220,000 per well.  The lease held by the operator for the Eastland County prospect allows the operator the right to conduct oil and gas operations on the entire 120 acres for so along as the operator is engaged in continuous exploration, development or production on the leased acreage.

In connection with our participation in the Eastland County prospect, we entered into a joint operating agreement with the operator and the other working interest owners.  The joint operating agreement includes standard and customary terms and conditions concerning the operation of the Eastland County prospect.  Under the terms of the agreement, each working interest holder is required to participate in the exploration and development of the Rutherford #1 well at the level of its working interest, and thereafter each holder can elect to participate in any further development of the prospect.  Any working interest holder electing not to participate in any further development of the prospect will not receive any proceeds from the sale of oil or gas from such further development until the participating working interest holders have received the return of their costs in the further development and a substantial premium.  The joint operating agreement also declares an area of mutual interest consisting of 640 acres surrounding and inclusive of the 120 acres making up the Eastland County prospect.

In addition to our participation in any continued development of the Eastland County prospect, and subject to our receipt of additional capital, we intend to pursue the acquisition of additional equity interests in other oil and gas properties in North America.  However, as of the date of this prospectus, we have no understandings or agreements in place concerning our acquisition of an interest in any other properties.

Reserves and Production

There are no reserve reports with respect to our initial prospect in Eastland County, Texas nor are there any producing wells on such property.

Acreage

 The following tables summarize by geographic area our developed and undeveloped acreage as of September 30, 2011. The term of the undeveloped leasehold acreage ranges from three to five years.

	Developed1		Undeveloped2
State	Gross3	Net4	Gross3	Net4

Texas	--	--	120	37.5
Total	--	--	120	37.5

Drilling and Other Exploratory Activities

We were incorporated in December 2010 and did not participate in any drilling, or other exploratory or development, activity during the fiscal year ended September 30, 2011.  In October 2011, we participated in our first drilling operation, which took place at our initial prospect, located in Eastland County, Texas.  The Eastland County prospect includes two wells, known as Rutherford #1 and C.M. Knott #1, that had been operating at a minimum level required to maintain the lease rights.  In October 2011, the operator of the prospect, West Texas Royalties, Inc., reentered the Rutherford #1 well and conducted drilling and casing activities, which were completed in November 2011.  In January 2012, GasFrac, Inc., of Kilgore, Texas, conducted the fracture stimulation of the Rutherford #1 and the operator is presently evaluating the results.  Our activity on the Rutherford #1 represents our only participation in drilling, exploratory or development activity to date.  As of the date of this prospectus, we have no wells in the process of drilling and we have no wells in the process of completion other than the Rutherford #1.

1 Developed acreage is acreage spaced for or assignable to productive wells.
2 Undeveloped acreage is oil and gas acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or gas regardless of whether such acreage contains proved reserves.
3 A gross acre is an acre in which a working interest is owned.  The number of gross acres is the total number of acres in which a working interest is owned.
4 A net acre is deemed to exist when the sum of fractional ownership working interests in gross acres equals one.  The number of acres is the sum of the fractional working interests owned in acres expressed as whole numbers and fractions thereof.

Marketing and Pricing

We will derive revenue principally from the sale of oil and natural gas. As a result, our revenues are determined, to a large degree, by prevailing prices for crude oil and natural gas.  Our operating partners will to sell our oil and natural gas on the open market at prevailing market prices. The market price for oil and natural gas is dictated by supply and demand, and we cannot accurately predict or control the price we may receive for our oil and natural gas.

Price decreases would adversely affect our revenues, profits and the value of our proved reserves. Historically, the prices received for oil and natural gas have fluctuated widely.  Among the factors that can cause these fluctuations are:

●	The domestic and foreign supply of natural gas and oil

●	Overall economic conditions

●	The level of consumer product demand

●	Weather conditions

●	The price and availability of competitive fuels such as heating oil and coal

●	Political conditions in the Middle East and other natural gas and oil producing regions

●	The level of oil and natural gas imports

●	Domestic and foreign governmental regulations

●	Potential price controls

We may enter into hedging arrangements to reduce our exposure to decreases in the prices of oil and natural gas.  Hedging arrangements may expose us to risk of significant financial loss in some circumstances including circumstances where:

●	There is a change in the expected differential between the underlying price in the hedging agreement and actual prices received

●	Our production and/or sales of natural gas are less than expected

●	Payments owed under derivative hedging contracts typically come due prior to receipt of the hedged month’s production revenue

●	The other party to the hedging contract defaults on its contract obligations

In addition, hedging arrangements limit the benefit we would receive from increases in the prices for oil and natural gas.  We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and natural gas.  On the other hand, we may choose not to engage in hedging transactions in the future. As a result, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging transactions.

Competition

The oil and gas industry is highly competitive and inherent difficulties exist for any new company seeking to enter an established field. Our proposed business will encounter numerous companies more experienced, better financed, and operationally organized to conduct acquisitions, development and exploration activities in the oil and gas industry in North America.  Additionally, a small “start-up” such as the Company, with insignificant resources, is at a serious disadvantage against established competitors, including major oil companies.

Government Regulations

The following is a summary of the more significant existing environmental, health and safety laws and regulations applicable to the oil and natural gas industry and for which compliance may have a material adverse impact on the development or success of our proposed oil and gas operations.

Federal Income Tax.  Federal income tax laws will significantly affect our operations.  The principal provisions that will affect us are those that permit us, subject to certain limitations, to deduct as incurred, rather than to capitalize and amortize, our share of the domestic “intangible drilling and development costs” and to claim depletion on a portion of our domestic oil and natural gas properties based on 15% of our oil and natural gas gross income from such properties (up to an aggregate of 1,000 Bbls per day of domestic crude oil and/or equivalent units of domestic natural gas).

Environmental Regulation.  The exploration, development and production of oil and natural gas are subject to federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.  These laws and regulations may, among other things, require permits to conduct drilling, water withdrawal and waste disposal operations; govern the amounts and types of substances that may be disposed or released into the environment; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; require investigatory and remedial actions to mitigate pollution conditions arising from oil and gas operations or attributable to former operations; and impose obligations to reclaim and abandon well sites and pits.  Failure to comply with these laws and regulations may result in the assessment of sanctions, including monetary penalties, the imposition of remedial obligations and the issuance of orders enjoining operations in affected areas.

The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly construction, drilling, water management, completion, waste handling, storage, transport, disposal, or remediation requirements or emission or discharge limits could have a material adverse effect on the development or success of our proposed oil and gas operations.  Moreover, accidental releases or spills may occur in the course of our proposed oil and gas operations, and there can be no assurance that we will not incur significant costs and liabilities as a result of such releases or spills, including any third party claims for damage to property and natural resources or personal injury.

Hazardous Substances and Wastes.    The Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), also known as the Superfund law and comparable state laws impose joint and several liability, without regard to fault or legality of conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment.  These persons include current and prior owners or operators of the site where the release occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site.  Under CERCLA, these "responsible persons" may be subject to strict joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain environmental and health studies.  In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment.  CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur.  We may generate materials in the course of our proposed operations that may be regulated as hazardous substances.

We may also generate wastes that are subject to the requirements of the Resource Conservation and Recovery Act, as amended ("RCRA"), and comparable state statutes.  RCRA imposes strict requirements on the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes.  Drilling fluids, produced waters and most of the other wastes associated with the exploration, production and development of crude oil and natural gas are currently exempt from regulation as hazardous wastes under RCRA.  However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future.  In September 2010, the Natural Resources Defense Council filed a petition with the EPA requesting them to reconsider the RCRA exemption for exploration, production, and development wastes.  To date, the EPA has not taken any action on the petition.  Any change in the RCRA exemption for such wastes could result in an increase in costs to manage and dispose of wastes, which could have a material adverse effect on the development or success of our proposed oil and gas operations.

Air Emissions.    The Clean Air Act, as amended, and comparable state laws and regulations restrict the emission of air pollutants from many sources and also impose various monitoring and reporting requirements.  These laws and regulations may require our operating partners to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with air permit requirements or utilize specific equipment or technologies to control emissions. Obtaining permits has the potential to delay the development of oil and natural gas projects.

Water Discharges.    The Federal Water Pollution Control Act, as amended ("Clean Water Act"), and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into navigable waters.  Pursuant to the Clean Water Act and analogous state laws, permits must be obtained to discharge produced waters and sand, drilling fluids, drill cuttings and other substances related to the oil and gas industry into onshore, coastal and offshore waters of the United States or state waters.  Any such discharge of pollutants into regulated waters must be performed in accordance with the terms of the permit issued by EPA or the analogous state agency.  Spill prevention, control and countermeasure requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak.  In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities.

Climate Change.    In December 2009, the EPA published its findings that emissions of carbon dioxide, methane and certain other GHGs present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes.  These findings allow the EPA to adopt and implement regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act.  Accordingly, the EPA has adopted regulations that require a reduction in emissions of GHGs from motor vehicles and also trigger permit review for GHG emissions from certain large stationary sources.  The EPA's rules relating to emissions of GHGs from large stationary sources of emissions are currently subject to a number of legal challenges, but the federal courts have thus far declined to issue any injunctions to prevent the EPA from implementing, or requiring state environmental agencies to implement, the rules.  In addition, Congress has actively considered legislation to reduce emissions of GHGs and almost one-half of the states have begun taking actions to control and/or reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHG gases from, our equipment and operations could require our operators to incur costs to reduce emissions of GHGs associated with our proposed operations or could adversely affect demand for the oil and natural gas we produce.

Endangered Species.   The federal Endangered Species Act ("ESA") restricts activities that may affect endangered or threatened species or their habitats.  The designation of previously unidentified species as endangered or threatened on properties where we operate could subject us to additional costs or cause our oil and gas activities to be subject to operating restrictions or bans.

Employee Health and Safety.     Our proposed operations are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, as amended ("OSHA"), and comparable state statutes, whose purpose is to protect the health and safety of workers.  In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in oil and gas operations and that this information be provided to employees, state and local government authorities and citizens.

State Regulation.  Texas regulates the drilling for, and the production and gathering of, oil, natural gas and natural gas liquids, including requirements relating to drilling permits, the location, spacing and density of wells, unitization and pooling of interests, the method of drilling, casing and equipping of wells, the protection of fresh water sources, the orderly development of common sources of supply of oil, natural gas and natural gas liquids, the operation of wells, allowable rates of production, the use of fresh water in oil, natural gas and natural gas liquids operations, saltwater injection and disposal operations, the plugging and abandonment of wells and the restoration of surface properties, the prevention of waste of oil, natural gas and natural gas liquids resources, the protection of the correlative rights of oil, natural gas and natural gas liquids owners and, where necessary to avoid unfair, unjust or discriminatory service, the fees, terms and conditions for the gathering of natural gas.  The effect of these regulations may be to limit the number of wells that our operating partners may drill, impact the locations at which our operating partners may drill wells, restrict the amounts of oil and natural gas that may be produced from wells drilled by our operating partners and increase the costs of operations.

Hydraulic Fracturing.  We expect to participate in exploration and drilling projects that seek to recover oil and natural gas through the use of hydraulic fracturing.  Hydraulic fracturing, which involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production, is typically regulated by state oil and gas commissions.  However, the EPA recently asserted federal regulatory authority over certain hydraulic fracturing practices.  At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with initial results of the study anticipated to be available by late 2012 and final results by 2014.  Also for the second consecutive session, legislation has been introduced in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process.  In addition, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances.  For instance, in June 2011, Texas adopted a law that requires disclosure to the Railroad Commission of Texas of the additives and other chemicals contained in hydraulic fracturing fluids used in the state, subject to certain trade secret protections.  If new laws or regulations that significantly restrict hydraulic fracturing are adopted at the Texas state level, such legal requirements could make it more difficult or costly for our operating partners to perform fracturing to stimulate production in the play and thereby affect the determination of whether a well is commercially viable.  In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permit requirements or operational restrictions and also to associated permitting delays and potential increases in costs. Restrictions on hydraulic fracturing could also reduce the amount of oil or natural gas and natural gas liquids that our operating partners are ultimately able to produce in commercial quantities from our oil and gas properties.

Employees

As of the date of this prospectus, we have two employees, our chief executive officer and chief financial officer.   For the foreseeable future, we intend to use the services of independent consultants and contractors to perform various professional services related to our oil and gas operations.  Subject to our receipt of significant additional capital, we intend to hire senior management and staff with experience in oil and gas exploration and development.  Until such time, we intend to rely on third party consultants to advise and assist us on our oil and gas operations.

Offices and Facilities

Our executive offices are located in 5729 Lebanon Road., Suite 144, Frisco, Texas 75034.

Litigation

There are no pending legal proceedings to which we or our properties are subject.

MANAGEMENT

Set forth below are our directors and officers.

Name	Age	Position

Stephen E. Jones	41	Chairman of the Board, President and Chief Executive Officer

John D. Kerr	45	Chief Financial Officer and Director

Mr. Jones has served as our chairman of the board and president and chief executive officer since our founding on December 9, 2010.  From February 2010 to December 2010, Mr. Jones also served as president and chief executive officer of Russian Resources Energy, Inc.   Mr. Jones has  served as vice president of mergers and acquisitions for Newport Capital Consultants, Inc., a Bartonville, Texas based financial and management and consulting firm, since 2004.  Mr. Jones holds a BSB degree in marketing from Oklahoma City University.

Mr. Kerr has served as our chief financial officer and a member of our board of directors since our founding on December 9, 2010.  For over the past five years, Mr. Kerr has served as a vice president of Newport Capital Consultants, Inc.

Mr. Jones and Mr. Kerr are each the son-in-law of Gary Bryant, our majority stockholder.   Mr. Bryant is the chief executive officer and owner of Newport Capital Consultants, Inc.  Newport Capital Consultants, Inc. is an affiliate of our company.

Mr. Jones and Mr. Kerr have each committed to provide  their full time to our company, however from our inception to date, and  until such time as we receive significant additional capital, their duties to our company will not require their full business time.  Until such time as they are required to provide their full time to our company, they will continue to provide services on a limited basis to Newport Capital Consultants, provided that their provision of services to Newport Capital Consultants does not interfere with or otherwise impair their provision of services to our company.

Executive Compensation

The following table sets forth the compensation paid by us to our chief executive officer and to all other executive officers for services rendered during the fiscal year ended September 30, 2011.

Name and Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	All Other Compensation (g)	Total (h)

Stephen E. Jones, President and CEO	2011	--	--	--	--	--	--
John D. Kerr, CFO	2011	--	--	--	$32,701	--	$32,701

The dollar amounts in columns (f) reflect the value of options as of the grant date for the fiscal year ended September 30, 2011 in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in footnote (5) to our audited financial statements for the fiscal year ended September 30, 2011.

Prior to December 31, 2011, none of our executive officers received any compensation for their services to the company, other than our award of an option to purchase 200,000 shares of our common stock to our chief financial officer, John Kerr.  Commencing January 1, 2012, each of our executive officers receives a salary of $3,000 per month.  Our executive officers are not entitled to receive any other compensatory benefits or consideration, such as medical or life insurance, car allowances or the like.  At such time as our executive officers provide their full business time to our company on a continuous basis, we expect to adjust upward the compensation and benefits payable to our executive officers appropriately.

Compensation of Directors

We have not paid any directors’ fees or other compensation to our directors for their services as directors.  All of our directors receive reimbursement for out-of-pocket expenses for attending board of directors meetings.  We intend to appoint additional members to the board of directors, including outside or non-officer members to the board.   There are no understandings or arrangements at this time concerning the appointment of additional directors to our board, and we do not expect to be able to attract directors with significant oil and gas experience until such time as we raise significant additional capital.   Any future outside directors may receive an attendance fee for each meeting of the board of directors.  From time to time we may also engage certain future outside members of the board of directors to perform services on our behalf and we will compensate such persons for the services which they perform.

Outstanding Equity Awards at September 30, 2011

Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price (e)	Option Expiration Date (mm/dd/yyyy) (f)
John D. Kerr	200,000	--	200,000	$0.25	09/15/2016

Related Party Transactions, Promoters and Director Independence

In addition to our executive officers and directors, Mr. Gary Bryant may be deemed to be a promoter of our company. Mr. Bryant and his wife, Suzanne Bryant, each purchased 100,000 shares of our common stock, at a purchase price of $0.25 per share, in connection with our 2011 private placement of common shares.  Except for those stock purchases by Mr. and Mrs. Bryant, and compensation paid or payable by us to our executive officers and reported elsewhere in this prospectus, we have not entered into, nor do we expect to enter into, any transactions of any value with any of our directors, officers, five percent stockholders, promoters or any of their family members or affiliates, including entities of which they are also officers or directors or in which they have a financial interest.  We have, however, adopted a policy that any transactions that we might enter into with related parties or promoters will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of our board.

We do not have directors at this time that are independent as such term is defined by the listing rules of the New York or American Stock Exchanges or the Nasdaq Stock Market.

Limitation of Liability of Directors and Indemnification of Directors and Officers

Nevada corporate law provides that corporations may include a provision in their certificate of formation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith and which involve a breach of the director’s duty to the corporation or intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.  Our articles of incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. In addition to the foregoing, our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we have agreed to provide such indemnification to each of our directors.

The above provisions in our certificate of formation and bylaws and in the written indemnity agreements may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

●	each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

●	each of our directors, executive officers and nominees to become directors; and

●	all directors and executive officers as a group.

Name and Address	Number of Shares	Percentage Owned
Stephen E. Jones	300,000	2.3%
John D. Kerr	300,000	2.3%
Gary Bryant	8,577,000	65.4%
Danilo Cacciamatta	1,100,000	8.4%
Suzanne Bryant	8,577,000	65.4%
Directors and executive officers as a group (2)	600,000	4.6%

In reviewing the above table, please keep in mind:

●	The percentage amounts for each reported party are based on 13,106,500 common shares issued and outstanding as of the date of this prospectus.

●	The address for the officers and directors is 5729 Lebanon Road, Suite 144, Frisco, Texas 75034.

●
Gary and Suzanne Bryant are married,  The reported share amounts for Gary and Suzanne Bryant include 7,477,000 shares owned by Gary Bryant and 1,100,000 shares owned by Suzanne Bryant.  Gary and Suzanne Bryant disclaim any interest in the shares held by the other.  The address for the Gary and Suzanne Bryant is 980 Noble Champions Way, Bartonville, Texas  76226.

●	The address for the Danilo Cacciamatta is 1360 Temple Hills Dr., Laguna Beach, CA 92651.

●	The shares for John D. Kerr include 200,000 shares underlying a presently exercisable option.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 200,000,000 shares of common stock, of which, as of the date of this prospectus,  13,106,500 shares were issued and outstanding and held by 119 record holders.  As of the date of this prospectus, there are no outstanding options, warrants or other securities which upon exercise or conversion entitle their holder to acquire shares of common stock, except as set forth below.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the certificate of incorporation, and certain mergers and reorganizations), in which cases Nevada law and our bylaws require the favorable vote of at least a majority of all outstanding shares.  Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock.  Our board of directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series.  Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock.  The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.  Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of our company.

As of the date of this prospectus, no class or series of preferred stock has been designated and no shares of preferred stock are issued.

Stock Incentive Plan.

We have adopted the West Texas Resources, Inc. 2011 Stock Incentive Plan providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted and unrestricted share grants.  We have reserved 3,000,000 shares of our common stock under the plan.  All officers, directors, employees and consultants to our company are eligible to participate under the plan.  The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company.  As of the date of this prospectus, we have granted under the plan options to purchase 400,000 shares of our common stock at an exercise price of $0.25 per share.  As of the date of this prospectus, no other options or shares have been granted under the plan.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is Nevada Agency and Transfer Company, 50 West Liberty Street Suite 880, Reno, Nevada.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Irvine, California.

EXPERTS

Farber Hass Hurley, LLP has audited, as set forth in their report appearing elsewhere in this prospectus, our financial statements as of September 30, 2011 and for the fiscal years then ended.  We have included our financial statements in the prospectus in reliance on Farber Hass Hurley, LLP’s  report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

Upon the effectiveness of our registration statement on Form S-1, of which this prospectus is made part, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports, proxy statements and other information with the SEC.  Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied, at prescribed rates, at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby.  As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement.  Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above.  For further information, reference is made to the registration statement and its exhibits.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of West Texas Resources, Inc.

We have audited the accompanying balance sheet of West Texas Resources, Inc. (a development stage enterprise) as of September 30, 2011, and the related statement of income, stockholders’ equity, and cash flows for the period beginning December 9, 2010 (date of inception) through September 30, 2011. West Texas Resources, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Texas Resources, Inc. as of September 30, 2011, and the results of its operations and its cash flows the period beginning December 9, 2010 (date of inception) through September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

Farber Hass Hurley LLP
Granada Hills, California
November 21, 2011

West Texas Resources, Inc.
(A Development Stage Company)
Balance Sheet
As of September 30, 2011

ASSETS
Current Assets
Cash	$169,346
169,346

Oil and Gas Properties, using successful effort accounting	18,750

Equipment - Water Truck	35,759

TOTAL ASSETS	$223,855

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities	$-

Shareholders' Equity
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 13,106,500 shares issued and outstanding	13,107
Additional paid-in capital	292,795
Accumulated deficit	(82,047)
Total Shareholders' equity	223,855

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$223,855

See accompanying notes to these financial statements.

West Texas Resources, Inc.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	For the Period Ended September 30, 2011	Cumulative from Inception (December 9, 2010) to September 30, 2011

General and administrative expenses	$82,047	$82,047
Operating Loss	(82,047)	(82,047)

Other income - interest	-	-
Loss Before Income Taxes	(82,047)	(82,047)

Income taxes	-	-
Net Loss	$(82,047)	$(82,047)

Loss per share
Basic and diluted weighted average number of common shares outstanding	12,346,770

Basic and diluted net loss per share	$(0.01)

See accompanying notes to these financial statements.

West Texas Resources, Inc.
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS' EQUITY

From Inception (December 9, 2010) to September 30, 2011

	Common Stock		Option	Additional	Earnings (Loss) Accumulated During the	Total
	Number of Shares	Amount	Number of Options	Paid-in Capital	Development Stage	Shareholders’ Equity
Initial capitalization	12,144,500	$12,145	-	$(12,145)	$-	$-
Issuance of common stock for cash	962,000	962	-	239,538		240,500
Issuance of options for services			400,000	65,402		65,402
Net loss					(82,047)	(82,047)
Balance, September 30, 2011	13,106,500	$13,107	400,000	$292,795	$(82,047)	$223,855

See accompanying notes to these financial statements.

West Texas Resources, Inc.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	For the Period Ended September 30, 2011	Cumulative from Inception (December 9, 2010) to September 30, 2011

Cash flows from operating activities
Net loss	$(82,047)	$(82,047)
Adjustments to reconcile net loss to net
cash from operating activities:
Stock-based compensation	65,402	65,402
Changes in operating assets and liabilities	-	-

Net cash from operating activities	(16,645)	(16,645)

Cash flows from investing activities
Investment - West Texas Royalties	(18,750)	(18,750)
Purchase of Water Truck	(35,759)	(35,759)

Net cash used in investing activities	(54,509)	(54,509)

Cash flows from financing activities
Proceeds from sale of common stock	240,500	240,500

Net cash from financing activities	240,500	240,500

Net increase (decrease) in cash	169,346	169,346

Cash, beginning of period	-	-

Cash, end of period	$169,346	$169,346

See accompanying notes to these financial statements.

West Texas Resources, Inc.
(A Development Stage Company)
Balance Sheet
As of September 30, 2011

1.	Organization and Summary of Significant Accounting Policies

Organization and business

Texas Resources Energy, Inc. (“TREI”) was incorporated under the laws of Nevada on December 9, 2010, as a wholly-owned subsidiary of Russian Resources Energy, Inc., a Texas corporation (“RREI”), and then spun off to the shareholders of RRIE on the same date. On March 31, 2011, TREI changed its name to West Texas Resources, Inc. (the “Company”). The Company intends to engage in the acquisition, exploration and development of oil and gas properties in North America. From its inception, the Company has devoted its activities to developing a business plan, raising capital and acquiring operating assets.

The Company is in the development stage, it has not generated any revenues from operations, it has no assurance of any future revenues or its ability to obtain additional capital to fund future acquisitions, or, if such funds might be available, that they will be obtainable on terms satisfactory to the Company.

Oil and gas properties

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.  On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Impairment of long-lived assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets. In accordance with ASC 360-10-35, long-lived assets are reviewed for events of changes in circumstances, which indicate that their carrying value may not be recoverable. The Company believes there has been no impairment of the value of such assets at September 30, 2011.

Asset retirement obligations

ASC 410-20, Asset Retirement Obligations, clarifies that a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. ASC 410-20 requires a liability to be recognized for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

Cash, cash equivalents, and other cash flow statement supplemental information

The Company considers all liquid investments with an original maturity of three months or less that are readily convertible into cash to be cash equivalents.  The Company places its cash equivalents with high credit quality financial institutions.  Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000.  At September 30, 2011, the Company did not have cash balances in excess of the FDIC insurance limit.  The Company performs ongoing evaluations of these institutions to limit its concentration of risk exposure.  Management believes this risk is not significant due to the financial strength of the financial institutions utilized by the Company.

West Texas Resources, Inc.
(A Development Stage Company)
Balance Sheet
As of September 30, 2011

1.	Organization and Summary of Significant Accounting Policies (continued)

Furniture, fixtures and equipment

Furniture, fixtures and equipment are carried at cost depreciated using the straight-line method over their estimated useful lives. Gain or loss on retirement or sale or other disposition of these assets is included in income in the period of disposition.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Income taxes

The Company reports certain expenses differently for financial and tax reporting purposes and, accordingly, provides for the related deferred taxes.  Income taxes are accounted for under the liability method in accordance with ASC 740, Income Taxes.

Basic and diluted net income (loss) per share

Basic net income (loss) per share is based upon the weighted average number of common shares outstanding.  Diluted net income (loss) per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised.  Dilution is computed by applying the treasury stock method.  Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  For the year ended September 30, 2011, all common stock equivalents were anti-dilutive.

Stock –based payments

Compensation costs for all share-based awards are measured based on the grant date fair value and are recognized over the vesting period. The Company has no awards with market or performance conditions. Excess tax benefits will be recognized as an addition to additional paid-in-capital.

Fair value of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash and other current assets and liabilities to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company has also adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

·	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

·
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

West Texas Resources, Inc.
(A Development Stage Company)
Balance Sheet
As of September 30, 2011

1.	Organization and Summary of Significant Accounting Policies (continued)

Fair value of financial instruments (continued)

·	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of September 30, 2011, the Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820-10.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards. While many of the amendments to U.S. GAAP are not expected to have a significant effect on practice, the new guidance changes some fair value measurement principles and disclosure requirements. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The Company does not expect the adoption of the standard update to have a significant impact on its financial position or results of operations.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income (loss) as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income (loss) in either a single continuous statement of comprehensive income (loss) which contains two sections, net income (loss) and other comprehensive income (loss), or in two separate but consecutive statements. This guidance will be effective for the Company beginning in fiscal 2013. The Company does not expect the adoption of the standard update to impact its financial position or results of operations.

2.	Risks and Uncertainties

The Company is a start up company subject to the substantial business risks and uncertainties inherent to such an entity, including the potential risk of business failure.

3.	Equipment

In August 2011, the Company purchased a water truck for $35,759 cash. The Company intends to lease out the truck, which has a useful life of five years. For the period ended September 30, 2011, the Company did not record any depreciation expense because the truck had not been placed in service.

4.	Oil and Gas Properties

West Texas Royalties

In September 2011, the Company acquired a 31.25% working interest in an exploratory oil and gas drilling prospect covering 120 acres in Eastland County, Texas, for $18,750 cash.

West Texas Resources, Inc.
(A Development Stage Company)
Balance Sheet
As of September 30, 2011

5.	Shareholders’ Equity

The Company is authorized to issue 200,000,000 shares of common stock, par value of $0.001, and 10,000,000 shares of preferred stock, par value of $0.001.

Commencing on January 24, 2011, the Company began the sale of up to 2,000,000 shares of its common stock at $.25 per share in a private placement.  During fiscal 2011, the Company sold 962,000 shares for gross proceeds of $240,500. No selling commissions were incurred with respect to these sales of stock.

As of September 30, 2011, the Company had 13,106,500 shares of common stock issued and outstanding and had not issued any of its preferred stock.

On September 15, 2011, the Company adopted the West Texas Resources, Inc. 2011 Stock Incentive Plan (the “Plan”) providing for the grant of non-qualified stock options and incentive stock options to purchase its common stock and for grant of restricted and unrestricted grants. The Company has reserved 3,000,000 shares of its common stock under the Plan. All officers, directors, employees and consultants to the Company are eligible to participate under the Plan. The purpose of the Plan is to provide eligible participants with an opportunity to acquire an ownership interest in the Company.

The Company issued options to certain consultants to purchase 400,000 shares of the Company’s common stock. The options vest immediately and expire on September 15, 2016. The fair value of each share-based award was estimated using the Black-Scholes option pricing model or a lattice model. The fair value of these options, determined to be $65,402, was included in general and administrative expenses in the accompanying statement of operations.

The following assumptions were used in the fair value method calculation:

·	Volatility: 83%
·	Risk free rate of return: 1%
·	Expected term: 5 years

The following information applies to all options outstanding at September 30, 2011:

·	Weighted average exercise price: $0.25
·	Options outstanding and exercisable: 400,000
·	Average remaining life: 5 years

6.	Subsequent Events

Events subsequent to September 30, 2011 have been evaluated through the date these financial statements were issued to determine whether they should be disclosed to keep the financial statements from being misleading.   Management found no other subsequent events that should be disclosed.

In October 2011, the operator of the Company's Eastland County prospect began drilling and fracturing operations at the initial well.  As of November 9, 2011, the drilling and casing is substantially complete and fracturing is expected to begin during the week of November 14, 2011. No revenue has yet to be derived from the wells the Company has an interest in.

In October 2011, the Company's water truck was placed in service pursuant to a lease arrangement with an unaffiliated third party.  The lease requires the lessee to pay the Company $2,500 per month plus 10% of the revenue collected by the lessee from its use or sublease of the truck. The lease is for a term of two years and the lessee has the option to purchase the truck at the end of the lease term for 75% of the Company's purchase price.

[Back Cover Page]

762,000 Shares

WEST TEXAS RESOURCES, INC.

Common Stock

Until [90 days after the effective date], 2012, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.  This is in addition to the obligation of a dealer to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered.  All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$87.33
Printing expenses	$5,000
Fees and expenses of counsel for the Company	$25,000
Fees and expenses of accountants for Company	$15,000
Miscellaneous	$5,000

Total	$50,087.33

Item 14.  Indemnification of Directors and Officers.

(a)  Articles of Incorporation.  Our Articles of Incorporation provide that to the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, a director of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)  Bylaws.  Our Bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted under the Nevada General Corporation Law.  We have obtained liability insurance for our officers and directors.

(c)  Agreement.  We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of our corporation), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.  Recent Sales of Unregistered Securities.

West Texas Resources, Inc. (“West Texas”, “us” or “we”) was formed on December 9, 2010 as the wholly-owned subsidiary of Russian Resources, Inc., a Texas corporation (“Russian Resources”).  Immediately upon the formation of West Texas, Russian Resources conducted a spin-off of West Texas to the stockholders of Russian Resources by way of stock dividend.  Pursuant to that stock dividend, West Texas issued a total of 14,839,500 shares (“Parent Shares”) of its common stock to Russian Resources (of which 2,695,000 shares were subsequently cancelled), and then the board of directors of Russian Resources approved the distribution of the Parent Shares to the Russian Resources stockholders of record as of December 9, 2010.

The Parent Shares were issued by West Texas to Russian Resources pursuant to the exemption from registration set forth at Section 4(2) of the Securities Act of 1933 (“Securities Act”).  The distribution of the Parent Shares by Russian Resources to the stockholders of Russian Resources was exempt from the registration requirements of Section 5 of the Securities Act by way of the exemption offered by Section 4(1) of the Securities Act.  The Parent Shares distributed by Russian Resources to its stockholders have the status of “restricted securities” as such terms is defined by Rule 144 under the Securities Act.

From December 2010 to September 10, 2011, we conducted the private placement sale of 962,000 shares of our common stock to 57 investors at the offering price of $0.25 per share.  The issuances were exempt under Section 4(2) of the Securities Act and Rule 506 there under.  All of the investors were accredited investors, as such term is defined in Rule 510 under the Securities Act.   The offering was conducted by management of the Company.  No sales commissions or finders fees were paid by us or anyone else.

Item 16.  Exhibits and Financial Statement Schedules.

3.1	Articles of Incorporation of the Registrant*

3.2	Amendment to Articles of Incorporation of the Registrant*

3.3	Bylaws of the Registrant*

5.1	Opinion of Greenberg Traurig, LLP*

10.1	West Texas Resources, Inc. 2011 Stock Incentive Plan*

10.2	Lease Agreement dated August 22, 2011 between Registrant and Bay Energy Services, Inc.*

10.3	Form of Registration Rights Agreement dated January 24, 2011 between Registrant and Selling Stockholders*

10.4	Assignment dated September 30, 2011 between Registrant and West Texas Royalties, Inc.

10.5	Joint Operating Agreement between Registrant and West Texas Royalties, Inc.

21.1	List of Subsidiaries*

23.1	Consent of Greenberg Traurig, LLP, filed as part of Exhibit 5.1*

23.2	Consent of Farber Hass Hurley, LLP

_____________
*Previously filed.

Item 17.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Frisco, Texas on January 23, 2012.

WEST TEXAS RESOURCES, INC. By: /s/ Stephen E. Jones Stephen E. Jones, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Stephen E. Jones Stephen E. Jones	Chief Executive Officer and Director	January 23, 2012

/s/ John D. Kerr John D. Kerr	Chief Financial Officer and Director (Principal Accounting Officer)	January 23, 2012